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                                                                    EXHIBIT 99.1

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     __________________and ________________, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the special meeting of shareholders of Louisiana Independent Physicians Association, Inc. (the "Company") to be held on ______________, 1996, in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana, 70808, and at any postponement or adjournment thereof, in connection therewith to vote and present all of the shares of Common Stock ("Common Stock") of the Company which the undersigned would be entitled to vote as follows:

     1. To consider and vote upon a proposal (a) to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 16, 1996, by and among LIPA, United HealthCare Corporation, a Minnesota corporation ("United"), and UHC Gold Acquisition, Inc., a Louisiana corporation and a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which, among other things, (i) LIPA will be merged with and into United Sub (the "Merger"), (ii) each outstanding share of common stock, no par value, of LIPA ("LIPA Common Stock"), other than LIPA Common Stock as to which dissenters' rights have been duly demanded as permitted under Louisiana law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata allotment of aggregate number of shares of common stock, $.01 par value, of United (the "United Common Stock"), with a value between $46,250,000 and $53,750,000, and (iii) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will have the right (the "Contingent Payment Right") to receive two contingent cash payments with an aggregate value of between $0 and approximately $84,000 per share, and (b) to approve any transactions relating to the Merger Agreement and the Merger to the extent such transactions are deemed transactions for purposes of Section 84 of the Louisiana Business Corporation Law.



                  For ___        Against ___        Abstain ___

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     If this proxy is duly executed and returned, this proxy will be voted, and will be voted in accordance with the instructions specified above. If no instruction is specified, the proxy will be voted FOR Item 1.



             (Continued and to be dated and signed on reverse side)
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                            (Continued from front)



     The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to such Common Stock and hereby ratifies and confirms all action that said attorneys and proxies, their substitutes, or any of them, may have lawfully taken by virtue thereof.



          Dated:  _________________________, 1996

          ___________________________________

          ___________________________________
          Signature(s) of Shareholder

          This proxy should be signed exactly as your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such.


                   PLEASE COMPLETE, DATE AND SIGN THIS PROXY
                    AND RETURN IT IN THE ENCLOSED ENVELOPE.